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                                 April 14, 1997



Mr. David I. Brunson
4 Hawthorne Road
Bronxville, New York 10708

Dear David:

     In connection with your employment with NTC Holding, LLC ("NTC Holding") and National Tobacco Company, L.P. ("NTC"), we have reached certain agreements on a personal basis, and this letter is written to set forth the terms of those agreements:

     1. In the event of a sale of substantially all the issued and outstanding equity of NTC Holding or a sale of all or substantially all the assets of NTC Holding prior to the earlier of a refinancing of the Company's indebtedness (other than the refinancing anticipated in connection with the North Atlantic Trading Company ("NATC") transaction) or May 17, 2001, I agree to pay to you an amount equal to 1.78% of the value of the common equity of the Company (based on the transaction valuation at that time and subject to dilution for stock issuances between the date hereof and the closing date of the sale) minus $445,000.00. No payment will be required to be made pursuant to this agreement in the event of (a) a sale of the Company following the occurrence of an Adverse Condition, as defined in the Operating Agreement, (b) a sale of the Company pursuant to which I receive gross proceeds of less than $25 million, or (c) pursuant to a merger or consolidation in which management of NTC Holding receives a significant equity stake in the resulting company and you are offered employment terms comparable to the terms of your employment with the Company.

     2. It is anticipated that NTC Holding will be recapitalized after the NATC transaction but prior to

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Mr. David I. Brunson
April 14, 1997
Page 2


May 17, 2001 (the "First Recap"). In the event the Company is recapitalized following the first recap and as a result of the second recapitalization a dividend of at least $25 million is paid to the equity holders of the Company, I agree to increase your equity ownership in the Company by 1%.

     3. In connection with the documentation of the Company's acquisition of NATC, if I am advised by the Company's attorneys or accountants that the payment described in Paragraph 1 above should be documented as a stock option, you agree to enter into a stock option agreement with me so long as the financial impact of the stock option is neutral to you.

     4. Except as set forth below, the agreements set forth above are conditioned on your being an employee of the Company at the time any payment is required to be made. In the event your employment with the Company is terminated for any reason other than Cause within eighteen months of the date payment is required to be made pursuant to this agreement, you will be entitled to receive payment even though you are no longer employed by the Company.

     If the foregoing accurately sets forth our agreement relating to the subject matter hereof, please execute both copies of this letter in the space provided below and return a copy to me for my files.

                                                    Very truly yours,

                                                    /s/ Thomas F. Helms, Jr.
                                                    ------------------------
                                                    Thomas F. Helms, Jr.